Exhibit 11

                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                   CALCULATION OF DILUTED EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                 (Amounts in thousands, except per share data)

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                                                                 1997        1996       1995
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
Net Income (Loss)                                              $(10,027)   $  6,449   $ (7,013)
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Weighted average number of common shares outstanding             40,224      41,320     41,100

Adjustments necessary to reflect weighted average number
 of common stock shares outstanding on a diluted basis              802         518      1,059
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                                                                 41,026      41,838     42,159
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Diluted net income (loss) per common share                     $  (0.24)   $   0.15   $  (0.17)
================================================================================================